UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	November 5, 2013

Accelerate Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-31822	84-1072256
(Commission File Number)	(IRS Employer Identification No.)

3950 South Country Club, Suite 470, Tucson, Arizona	85714
(Address of principal executive offices)	(Zip Code)

(520) 365-3100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2013, the Board of Directors of Accelerate Diagnostics, Inc. (the “Company”) elected Mark C. Miller as a director of the Company, effective immediately. The Board has not yet appointed Mr. Miller to any committees, although it may appoint him to one or more committees in the future.

Mr. Miller, 57, currently serves as Executive Chairman and director of Stericycle (NASDAQ: SRCL), where he was Chief Executive Officer from 1992 to 2012 and Chairman of the Board of Directors from 2008 to 2012. Prior to joining Stericycle, Mr. Miller served as vice president for the Pacific, Asia and Africa in the international division of Abbott Laboratories, a diversified health care company, which he joined in 1976 and where he held a number of management and marketing positions. Mr. Miller formerly served as a director of Ventana Medical Systems, Inc., a developer and supplier of automated diagnostic systems. He received a B.S. degree in computer science from Purdue University, where he graduated Phi Beta Kappa. Mr. Miller was selected by Morningstar, Inc. as its “2009 CEO of the Year.”

Pursuant to the Company’s equity compensation program for its non-employee directors, on November 5, 2013, the Board approved an initial award of an option to purchase 69,671 shares of the Company’s common stock at an exercise price of $13.30 per share, which will vest over a period of five years (with 20% of the award vesting on each annual anniversary of the date of grant). The Board also approved an annual award of an option to purchase 23,224 shares of the Company’s common stock at the same exercise price, which will vest in 12 equal monthly installments beginning on December 5, 2013. The exercise price for both option awards was equal to the closing price of the Company’s common stock on November 4, 2013, as determined in accordance with the Company’s 2012 Omnibus Equity Incentive Plan.

Except as described above, Mr. Miller was not selected as a director of the Company pursuant to any arrangement or understanding between him and any other person.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELERATE DIAGNOSTICS, INC.
(Registrant)

Date: November 5, 2013	/s/ Steve Reichling
Steve Reichling
Chief Financial Officer